UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 13, 2014

STATIONDIGITAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-157010	26-3062327
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

9465 Wilshire Boulevard, Suite 300, Beverly Hills, California 90212

(Address of principal executive offices)

Registrant’s telephone number, including area code: (775) 284-3707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.01.     CHANGES IN CONTROL OF REGISTRANT.

On June 12, 2014, Timothy M. Roberts, the Registrant’s principal shareholder, Chairman and Chief Executive Officer, consummated the sale of 1,683,000 shares of common stock, par value $0.001 per share, and 56 shares of preferred stock, par value $0.001 per share (the “Shares”) to Digital Trending Investment Fund, LLC. The acquisition of the Shares, which represent approximately 39% ownership of the Registrant’s common stock and 63% voting of the Registrant’s shares of outstanding voting stock, resulted in a change of control of the Registrant.

Security ownership of Certain Beneficial Owners and Management

Following the change in control, the following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 12, 2014 by (1) all persons who are beneficial owners of 5% or more of our voting securities, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on 4,342,168 shares of Common Stock issued and outstanding.

		Amount of beneficial
Title of class	Name and address of beneficial owner	ownership	Percent of class

Common Stock	Digital Trending Investment Fund, LLC (2)	1,683,000	38.8%
Series A Preferred Stock(1)		56	100%

Common Stock	Sir Michael Marshall	705,612	16.3%

Common Stock	Lou Rossi	175,666	4.0%

Common Stock	Terrance Taylor	119,000	2.7%

Common Stock	Edward Storm (3)	30,033	*

	All Officers and Directors as a Group (3 persons)	324,699	7.5%

Other than the shareholders listed above, we know of no other person who is the beneficial owner of more than five percent (5%) of our common stock.

* Less than one percent (1%).

(1) The Series A votes at the rate of fifty thousand votes per share.

(2) John Landino, Sr. holds voting and dispositive power over Digital Trending Fund.

(3) Includes 1,698 shares held by ELS Capital Consulting LLC over which Mr. Storm holds voting and dispositive power.

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ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 13, 2014, Timothy M. Roberts resigned as the Registrant’s Chief Executive Officer and Chairman of the Board of Directors. Immediately prior thereto, Louis R. Rossi was appointed as the Registrant’s Chief Executive Officer and Chairman of the Board of Directors.

Louis R. Rossi. 44, Chairman, Chief Executive Officer. Mr. Rossi holds considerable tech industry experience as an engineer, executive and entrepreneur. Prior to being appointed as the Registrant’s Chief Executive Officer, Mr. Rossi served as the Chief Executive Officer of CCPrep.com from December 1997 to November 2013 when he negotiated the sale of the firm to Earthweb Incorporated for $3.25 million; subsequently, in 2003, Mr. Rossi re-purchased CCPrep.com and, in 2013, sold CCPrep.com to Fastlane Training of the US.. Mr. Rossi founded Qoncert, LLC in November 2003 for which he served as its Chief Executive Officer until November 2013. Mr. Rossi received a BS in Physics from Florida State University in 1992.

In connection with his employment, Mr. Rossi entered into an employment agreement to serve as the Registrant’s Chief Executive Officer for a period of thirty-six (36) months. Mr. Rossi’s compensation includes an annual salary of $260,000, which is effective only upon the Registrant raising gross proceeds of at least $5,000,000, 100,000 shares of common stock, and an additional 25,000 shares of common stock during each month of employment. The employment agreement contains customary terms and conditions for an agreement of its nature.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

Number	Description
10.1	Employment Agreement between StationDigital Corporation and Louis R. Rossi

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2014	ALARMING DEVICES, INC.

	By:	/s/ Terrance Taylor
Name: Terrance Taylor
Title: Chief Financial Officer

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